UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 30, 2012

(Date of earliest event reported)

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-33275	11-3024080
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

1114 Avenue of the Americas, 34th Floor, New York, New York 10036

(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A (the “Amendment”) updates information disclosed in a Current Report on Form 8-K filed on May 18, 2012 (the “Original Form 8-K”) by Warren Resources, Inc. (the “Company” or “Warren”), relating to the appointment of Espy P. Price as the Company’s interim Chief Executive Officer. The sole purpose of this Amendment is to disclose Mr. Price’s compensation arrangement that was approved by the Compensation Committee of Company’s Board of Directors. Except as stated herein, this Form 8-K/A does not reflect events or transactions occurring after such filing date or modify or update those disclosures in the Original Form 8-K that may have been affected by events or transactions occurring subsequent to such filing date.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)

Warren Resources, Inc. is filing this Amendment No. 1 to its Current Report on Form 8-K filed on May 18, 2012, which announced that Mr. Espy P. Price has agreed to serve as the Company’s interim Chief Executive Officer until the Company hires a permanent replacement. At the time of the filing of the Original Form 8-K, the compensation associated with Mr. Price’s interim position had not yet been determined by the Compensation Committee of the Board of Directors. On May 30, 2012, the Company and Mr. Price entered into an Offer Letter agreement that sets forth the compensatory arrangements for Mr. Price (the “Agreement”).

Under the Agreement, Mr. Price’s commencement date is June 1, 2012, and he will receive a monthly salary of $54,167, paid bi-weekly per the Company’s payroll practices, subject to standard payroll deductions and withholdings (“Base Salary”).  In addition, after each calendar year-end, Mr. Price will be eligible to receive a performance-based incentive bonus (“Incentive Bonus”) that shall be based on an agreed upon performance matrix to be determined by the Compensation Committee.  For 2012, this matrix was approved by the Committee in March 2012 and shall reflect Mr. Price’s achievement of operating targets and the financial and operational impact that they have on Warren.  For 2012, Mr. Price’s maximum performance-based Incentive Bonus target will be 150% of his Base Salary and will be pro-rated to reflect the actual time served as CEO in 2012.

Although it is expected that Mr. Price’s term of service as Interim CEO will last no longer than twelve (12) months, the Agreement is an “at will” employment arrangement and may be terminated by either party with ten (10) business days’ prior notice to the other.

Mr. Price will be eligible to participate in Warren’s standard employee benefit programs and will be entitled to benefits and perquisites consistent with those provided to other senior executives of Warren. The Company will also provide Mr. Price reimbursement of reasonable business expenses related to performing your role as CEO, including reasonable housing expenses designed to assist him in meeting the added cost of living in Long Beach, California.  Additionally, the Company will provide reimbursement of a non-accountable vehicle expenses. The Company has also agreed to reimburse Mr. Price for travel for 2 trips per month between Houston, Texas and Long Beach, California for him and one round trip per month for his spouse.  All of Mr. Price’s expenses must be approved by the Compensation Committee on a monthly basis.

In connection with Mr. Price’s appointment as interim Chief Executive Officer, Mr. Price will not receive any equity-based compensation, and the Company and Mr. Price have not entered into a Change of Control severance agreement. In the event of a termination of Mr. Price’s employment by Warren for any reason, no severance compensation is required to be paid to Mr. Price.

Prior to his appointment as interim CEO, Mr. Price served as a member of the Compensation Committee of the Board of Directors. During his service as interim CEO, Mr. Price will step down from his service on all standing committees of the Board and any committees requiring director independence will be suspended, but he will continue to serve as a member of the Board. During his service as interim CEO, Mr. Price will not receive the fees paid to non-management Board members.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the actual agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Offer Letter dated May 30, 2012 by and between Warren Resources, Inc. and Espy P. Price

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 1, 2012

WARREN RESOURCES, INC.
(Registrant)

	By:	/s/ David E. Fleming
David E. Fleming,
Senior Vice President,
General Counsel & Secretary